Exhibit 99.1

NEWMARKET CORPORATION REPORTS FIRST QUARTER 2011 RESULTS

•	Net Income Increases 18 Percent

•	Earnings Per Share Increases 28 Percent

•	Petroleum Additives Operating Profit Improves 14 Percent

•	Repurchased 190,573 Shares of Common Stock During First Quarter

Richmond, VA, April 20, 2011 – NewMarket Corporation (NYSE – NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the first quarter of 2011.

Net income for the first quarter 2011 increased to $49.6 million, or $3.57 per share, an improvement of 18 percent over net income for the first quarter of 2010 of $42.1 million, or $2.78 per share. The percentage increase in earnings per share for the first quarter was 28 percent reflecting the additional benefit of the Company’s stock repurchasing activities.

The petroleum additives operation had excellent performance in the first quarter with operating profit improving to $80.6 million. This represents an improvement of 14 percent over operating profit for the first quarter of last year of $70.4 million. Sales of petroleum additives for this year’s first quarter of $502.7 million reflect an increase of 29 percent over sales for the first quarter of last year of $389.3 million. The increase in sales includes the benefit of a 17 percent increase in shipments during this period. This strong performance is the result of our continued efforts and commitment to supply our customers with first class solutions to meet their needs. We do this by providing differentiating top quality products and innovative technology driven marketing solutions as evidenced by our continued increasing investment in research and development. Our business continues to experience the adverse effects of increasing raw material costs. We continue work to recover those increases in the marketplace.

During the first quarter of this year, we repurchased 190,573 shares of our common stock at an average cost of $126.40 per share. We ended this first quarter with $41 million outstanding on our revolving credit agreement.

We are very pleased with our performance and the earnings results in the first quarter of this year. We believe the strategy we are executing to deliver innovative products and services that bring value to our customers is one that will continue to produce good results for our business and our shareholders

Sincerely,

Thomas E. Gottwald

Summary of Earnings for the 2011 and 2010 First Quarter

Net income for the first quarter of 2011 included an income benefit, while the first quarter 2010 included a charge on an interest rate swap agreement related to financing on Foundry Park. These amounts result from the Company valuing the swap agreement at its fair value.

The Company is reporting net income including these amounts, as well as income excluding them, and related per share amounts in this Summary of Earnings. The Company believes that even though income, excluding these amounts, is not required by or presented in accordance with generally accepted accounting principles (GAAP) accepted in the United States, this additional measure enhances understanding of the Company’s performance. The Company believes earnings, excluding this item, enhance period to period comparability. The Company believes that income, excluding this item, should not be considered an alternative to net income determined under GAAP. The following table is a reconciliation of net income under GAAP to net income excluding the gains and losses on the interest rate swap agreement.

	Summary of Earnings (In millions, except per-share amounts)
	First Quarter Ended March 31
	2011	2010
Net Income
Net income	$49.6	$42.1
(Gain) loss on interest rate swap agreement	(0.5)	1.4

Income excluding (gain) loss on interest rate swap	$49.1	$43.5

Diluted Earnings Per Share:
Net income	$3.57	$2.78
(Gain) loss on interest rate swap agreement	(0.04)	0.09

Income excluding (gain) loss on interest rate swap	$3.53	$2.87

As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Thursday, April 21, 2011, to review first quarter 2011 financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until April 28, 2011 at 11:59 p.m. EDT by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The account number is 286. The conference ID number is 370546. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: availability of raw materials and transportation systems; supply disruptions at single sourced facilities; ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; hazards common to chemical businesses; occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; competition from other manufacturers; sudden or sharp raw materials price increases; gain or loss of significant customers; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; political, economic, and regulatory factors concerning our products; future governmental regulation; resolution of environmental liabilities or legal proceedings; inability to complete recent or future acquisitions or successfully integrate recent or future acquisitions into our business and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2010 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax: 804.788.5688

Email: investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions except per share amounts, unaudited)

	Three Months Ended March 31
	2011	2010
Revenue:
Petroleum additives	$502.7	$389.3
Real estate development	2.9	2.9
All other (a)	2.5	2.9

Total	$508.1	$395.1

Segment operating profit:
Petroleum additives	$80.6	$70.4
Real estate development	1.8	1.8
All other (a)	0.2	0.9

Segment operating profit	82.6	73.1

Corporate unallocated expense	(4.1)	(4.2)
Interest and financing expenses	(4.6)	(3.9)
Gain (loss) on an interest rate swap agreement (b)	0.9	(2.4)
Other (expense), net	(1.4)	(0.1)

Income before income tax expense	$73.4	$62.5

Net income	$49.6	$42.1

Basic earnings per share	$3.57	$2.79

Diluted earnings per share	$3.57	$2.78

Notes to Segment Results and Other Financial Information

(a)	“All other” includes the results of our TEL business, as well as certain contract manufacturing of Ethyl Corporation.
(b)	The gain (loss) on an interest rate swap agreement represents the change, since the beginning of the reporting period, in the fair value of an interest rate swap which we entered into on June 25, 2009. We are not using hedge accounting to record the interest rate swap and, accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts, unaudited)

	Three Months Ended March 31
	2011	2010
Revenue:
Net sales - product	$505,225	$392,265
Rental revenue	2,858	2,861

	508,083	395,126

Costs:
Cost of goods sold - product	366,051	273,628
Cost of rental	1,068	1,090

	367,119	274,718

Gross profit	140,964	120,408

Selling, general, and administrative expenses	38,424	30,574
Research, development, and testing expenses	24,461	21,083

Operating profit	78,079	68,751

Interest and financing expenses	4,645	3,949
Other expense, net (a)	67	2,311

Income before income tax expense	73,367	62,491

Income tax expense	23,778	20,353

Net income	$49,589	$42,138

Basic earnings per share	$3.57	$2.79

Diluted earnings per share	$3.57	$2.78

Shares used to compute basic earnings per share	13,890	15,118

Shares used to compute diluted earnings per share	13,906	15,154

Cash dividends declared per share	$0.440	$0.375

Notes to Consolidated Statements of Income

(a)	On June 25, 2009 we entered into an interest rate swap. The gain on the interest rate swap was $0.9 million for the three months ended March 31, 2011, and the loss on the interest rate swap was $2.4 million for the three months ended March 31, 2010. We are not using hedge accounting to record the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	March 31 2011	December 31 2010
ASSETS

Current assets:
Cash and cash equivalents	$49,803	$49,192
Short-term investments	—	300
Trade and other accounts receivable, less allowance for doubtful accounts ($956 - 2011; $733 - 2010)	292,513	257,748
Inventories	295,468	273,215
Deferred income taxes	4,625	6,876
Prepaid expenses and other current assets	15,202	15,444

Total current assets	657,611	602,775

Property, plant and equipment, at cost	1,019,474	988,180
Less accumulated depreciation and amortization	667,394	654,204

Net property, plant and equipment	352,080	333,976

Prepaid pension cost	10,734	8,597
Deferred income taxes	19,318	21,974
Other assets and deferred charges	47,566	48,893
Intangibles (net of amortization) and goodwill	44,358	46,526

Total assets	$1,131,667	$1,062,741

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$116,279	$109,250
Accrued expenses	60,045	71,558
Dividends payable	5,189	5,304
Book overdraft	2,912	1,063
Long-term debt, current portion	4,347	4,369
Income taxes payable	26,500	14,843

Total current liabilities	215,272	206,387

Long-term debt	253,829	217,544
Other noncurrent liabilities	141,764	147,170

Shareholders’ equity
Common stock and paid in capital (without par value) Issued and Outstanding - 13,845,311 in 2011 and 14,034,884 in 2010	4	—
Accumulated other comprehensive loss	(64,071)	(73,820)
Retained earnings	584,869	565,460

	520,802	491,640

Total liabilities and shareholders’ equity	$1,131,667	$1,062,741

NEWMARKET CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW DATA

(In thousands, unaudited)

	Three Months Ended March 31
	2011	2010

Net income	$49,589	$42,138

Depreciation and amortization	10,167	8,779

Working capital changes	(45,598)	(10,903)

Capital expenditures	(24,151)	(6,677)

Acquisition of business	0	(43,748)

Net borrowings under revolving credit agreement	37,000	0

Repayment of Foundry Park I construction loan	0	(99,102)

Borrowing under Foundry Park I mortgage loan	0	68,400

Repurchases of common stock	(27,427)	(14,276)

Dividends paid	(903)	(5,641)

All other	1,934	(2,830)

Increase (decrease) in cash and cash equivalents	$611	$(63,860)